NEWS RELEASE
January 28, 2021

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2020

4th Quarter 2020 Highlights:
•Record net income of $81.9 million, an increase of $24.5 million, or 43 percent, over the prior year fourth quarter net income of $57.4 million.
•Diluted earnings per share of $0.86, an increase of 39 percent from the prior year fourth quarter diluted earnings per share of $0.62.
•Gain on sale of loans of $26.2 million, increased $16.1 million, or 159 percent, compared to the prior year fourth quarter.
•Bank loan modifications related to the coronavirus disease of 2019 (“COVID-19”) decreased $371 million from the prior quarter and decreased $1.420 billion from the second quarter to $94.9 million, or 93 basis points of loans excluding the PPP loans.
•Non-performing assets as a percentage of subsidiary assets was 0.19 percent, which compared to 0.25 percent in the prior quarter and 0.27 percent in the prior year fourth quarter.
•Core deposits increased $579 million, or 4 percent.
•The loan portfolio, excluding Payroll Protection Program (“PPP”) loans, organically increased $43.2 million, or 42 basis points, in the current quarter.
•The Company was active in submitting applications to the SBA for PPP loan forgiveness resulting in a $539 million decrease, or 37 percent, in the PPP loan portfolio and a $14.0 million acceleration of net deferred fees included in interest income.
•Declared and paid a regular quarterly dividend of $0.30 per share. The Company has declared 143 consecutive quarterly dividends and has increased the dividend 46 times.
•Declared a special dividend of $0.15 per share. This was the 17th special dividend the Company has declared.

Year 2020 Highlights:
•Record net income of $266 million for 2020, an increase of $55.9 million, or 27 percent, over the prior year net income of $211 million.

•Diluted earnings per share of $2.81, an increase of 18 percent from the prior year diluted earnings per share of $2.38.
•The Company originated U.S. Small Business Administration (“SBA”) PPP loans for businesses in its communities. The Company originated 16,090 PPP loans in the amount of $1.472 billion.
•The loan portfolio organically grew $1.158 billion, or 12 percent, during 2020. Excluding PPP loans, the loan portfolio organically increased $249 million, or 3 percent during the current year.
•Core deposits organically increased $3.4 billion, or 32 percent, during 2020, with non-interest bearing deposit growth of $1.6 billion, or 44 percent.
•A record year for gain on sale of loans of $99.5 million, which increased $65.4 million, or 192 percent, compared to the prior year.
•Dividends declared of $1.33 per share, an increase of $0.02 per share, or 2 percent, over the prior year dividends of $1.31.
•On February 29, 2020, the Company completed the acquisition of State Bank Corp., the parent company of State Bank of Arizona, a community bank based in Lake Havasu City, Arizona with total assets of $745 million.
•During the current year, S&P Dow Jones Indices selected the Company to transition from the S&P SmallCap 600® to the S&P MidCap 400®.

Financial Highlights

	At or for the Three Months ended					At or for the Year ended
(Dollars in thousands, except per share and market data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Operating results
Net income	$81,860	77,757	63,444	43,339	57,410	266,400	210,544
Basic earnings per share	$0.86	0.81	0.67	0.46	0.62	2.81	2.39
Diluted earnings per share	$0.86	0.81	0.66	0.46	0.62	2.81	2.38
Dividends declared per share [1]	$0.45	0.30	0.29	0.29	0.49	1.33	1.31
Market value per share
Closing	$46.01	32.05	35.29	34.01	45.99	46.01	45.99
High	$47.05	38.13	46.54	46.10	46.51	47.05	46.51
Low	$31.29	30.05	30.30	26.66	38.99	26.66	37.58
Selected ratios and other data
Number of common stock shares outstanding	95,426,364	95,413,743	95,409,061	95,408,274	92,289,750	95,426,364	92,289,750
Average outstanding shares - basic	95,418,958	95,411,656	95,405,493	93,287,670	92,243,133	94,833,864	88,255,290
Average outstanding shares - diluted	95,492,258	95,442,576	95,430,403	93,359,792	92,365,021	94,932,353	88,385,775
Return on average assets (annualized)	1.78%	1.80%	1.57%	1.25%	1.67%	1.62%	1.64%
Return on average equity (annualized)	14.27%	13.73%	11.68%	8.52%	11.61%	12.15%	12.01%
Efficiency ratio	50.34%	48.05%	47.54%	54.65%	54.90%	49.97%	57.78%
Dividend payout ratio [2]	52.33%	37.04%	43.28%	63.04%	79.03%	47.33%	54.81%
Loan to deposit ratio	76.29%	82.29%	86.45%	88.10%	88.92%	76.29%	88.92%
Number of full time equivalent employees	2,970	2,946	2,954	2,955	2,826	2,970	2,826
Number of locations	193	193	192	192	181	193	181
Number of ATMs	250	250	251	247	248	250	248
______________________
1 Includes a special dividend declared of $0.15 and $0.20 per share for the three and twelve months ended December 31, 2020 and December 31, 2019, respectively.
2 Excluding the special dividend, the dividend payout ratio was 34.88 percent and 46.77 percent for the three months ended December 31, 2020 and 2019, respectively and 41.99 percent and 46.44 percent for the twelve months ended December 31, 2020 and 2019, respectively.

KALISPELL, Mont., Jan 28, 2021 (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NASDAQ:GBCI) reported net income of $81.9 million for the current quarter, an increase of $24.5 million, or 43 percent, from the $57.4 million of net income for the prior year fourth quarter. Diluted earnings per share for the current quarter was $0.86 per share, an increase of 39 percent from the prior year fourth quarter diluted earnings per share of $0.62. “While the pandemic has created a difficult time for the country and our Company, the Glacier Team did an outstanding job managing through the challenges and still delivering excellent results for the quarter and full year,” said Randy Chesler, President and Chief Executive Officer. “We are especially pleased with our credit performance which reflects the strong markets in which we operate as well as our conservative lending culture. We are optimistic about the future and the opportunity for continued profitable growth.”

Net income for 2020 was $266 million, an increase of $55.9 million, or 27 percent, from the $211 million net income from the prior year. Diluted earnings per share for the current year was $2.81 per share, an increase of 18 percent, from the diluted earnings per share of $2.38 for last year.

In order to meet the needs of customers impacted by the pandemic, during the second quarter of 2020 the Company modified 3,054 loans in the amount of $1.515 billion primarily with short-term payment deferrals under six months. The majority of these modified loan deferral periods expired and the loans returned to regular payment status with only $94.9 million loans, or 93 basis points, remaining deferred as of December 31, 2020.

In addition, the Company originated SBA PPP loans primarily for small businesses in its communities. The Company originated 16,090 PPP loans in the amount of $1.472 billion during the current year. The majority of the PPP loans are expected to be forgiven by the SBA resulting in the forgiven loan amounts paid to the Company by the SBA. During the current quarter, the PPP loans provided $21.5 million of interest income (including deferred fees and deferred costs) of which $14.0 million was accelerated by the SBA forgiveness.

On February 29, 2020, the Company completed the acquisition of State Bank Corp., the parent company of State Bank of Arizona, a community bank based in Lake Havasu City, Arizona (collectively, “SBAZ”). SBAZ provides banking services to individuals and businesses in Arizona with ten banking offices located in Bullhead City, Cottonwood, Kingman, Lake Havasu City, Phoenix, Prescott Valley and Prescott. Upon closing of the transaction, SBAZ merged into the Company's Foothills Bank division, which expanded the Company's footprint in Arizona to cover all major markets in the state and established it as a leading community bank in Arizona.

The Company’s results of operations and financial condition include the SBAZ acquisition and the following table discloses the preliminary fair value estimates of selected classifications of assets and liabilities acquired:

State Bank Corp.
(Dollars in thousands)	February 29, 2020
Total assets	$745,420
Debt securities	142,174
Loans receivable	451,702
Non-interest bearing deposits	141,620
Interest bearing deposits	461,669
Borrowings	10,904

Asset Summary

				$ Change from
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Cash and cash equivalents	$633,142	769,879	330,961	(136,737)	302,181
Debt securities, available-for-sale	5,337,814	4,125,548	2,575,252	1,212,266	2,762,562
Debt securities, held-to-maturity	189,836	193,509	224,611	(3,673)	(34,775)
Total debt securities	5,527,650	4,319,057	2,799,863	1,208,593	2,727,787
Loans receivable
Residential real estate	802,508	862,614	926,388	(60,106)	(123,880)
Commercial real estate	6,315,895	6,201,817	5,579,307	114,078	736,588
Other commercial	3,054,817	3,593,322	2,094,254	(538,505)	960,563
Home equity	636,405	646,850	617,201	(10,445)	19,204
Other consumer	313,071	314,128	295,660	(1,057)	17,411
Loans receivable	11,122,696	11,618,731	9,512,810	(496,035)	1,609,886
Allowance for credit losses	(158,243)	(164,552)	(124,490)	6,309	(33,753)
Loans receivable, net	10,964,453	11,454,179	9,388,320	(489,726)	1,576,133
Other assets	1,378,961	1,382,952	1,164,855	(3,991)	214,106
Total assets	$18,504,206	17,926,067	13,683,999	578,139	4,820,207

Total debt securities of $5.528 billion at December 31, 2020 increased $1.209 billion, or 28 percent, during the current quarter and increased $2.728 billion, or 97 percent, from the prior year end. The Company continues to purchase debt securities with excess liquidity from the increase in core deposits and SBA forgiveness of PPP loans. Debt securities represented 30 percent of total assets at December 31, 2020 compared to 24 percent of total assets at September 30, 2020 and 20 percent of total assets at December 31, 2019.

The loan portfolio of $11.123 billion decreased $496 million, or 4 percent, during the current quarter which was driven by the SBA forgiveness of the PPP loans. Excluding the decrease in the PPP loans, the loan portfolio increased $43.2 million, or 42 basis points, during the current quarter with the largest increase in commercial real estate loans which increased $114 million, or 2 percent. Excluding the PPP loans and the SBAZ acquisition, the loan portfolio increased $249 million, or 3 percent, from the prior year end with the largest increase in commercial real estate loans which increased $401 million, or 7 percent.

Credit Quality Summary

	At or for the Year ended	At or for the Nine Months ended	At or for the Year ended
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
Allowance for credit losses
Balance at beginning of period	$124,490	124,490	131,239
Impact of adopting CECL	3,720	3,720	—
Acquisitions	49	49	—
Provision for credit losses	37,637	39,165	57
Charge-offs	(13,808)	(7,865)	(15,178)
Recoveries	6,155	4,993	8,372
Balance at end of period	$158,243	164,552	124,490
Other real estate owned	$1,744	5,361	5,142
Accruing loans 90 days or more past due	1,725	2,952	1,412
Non-accrual loans	31,964	36,350	30,883
Total non-performing assets	$35,433	44,663	37,437
Non-performing assets as a percentage of subsidiary assets	0.19%	0.25%	0.27%
Allowance for credit losses as a percentage of non-performing loans	470%	419%	385%
Allowance for credit losses as a percentage of total loans	1.42%	1.42%	1.31%
Net charge-offs as a percentage of total loans	0.07%	0.03%	0.07%
Accruing loans 30-89 days past due	$22,721	17,631	23,192
Accruing troubled debt restructurings	$42,003	39,999	34,055
Non-accrual troubled debt restructurings	$3,507	7,579	3,346
U.S. government guarantees included in non-performing assets	$3,011	4,411	1,786

Non-performing assets of $35.4 million at December 31, 2020 decreased $9.2 million, or 21 percent, over the prior quarter and decreased $2.0 million, or 5 percent, over the prior year fourth quarter. Non-performing assets as a percentage of subsidiary assets at December 31, 2020 was 0.19 percent. Excluding the government guaranteed PPP loans, the non-performing assets as a percentage of subsidiary assets at December 31, 2020 was 0.20 percent, a decrease of 7 basis points from the prior quarter and from the prior year end. Early stage delinquencies (accruing loans 30-89 days past due) of $22.7 million at December 31, 2020 increased $5.1 million from the prior quarter and decreased $471 thousand from the prior year fourth quarter. Early stage delinquencies as a percentage of loans at December 31, 2020 was 0.20 percent, which was an increase of 5 basis points from prior quarter and a 4 basis points decrease from prior year fourth quarter. Excluding PPP loans, early stage delinquencies as a percentage of loans at December 31, 2020 was 0.22 percent, which was an increase of 5 basis points from prior quarter and a 2 basis points decrease from prior year fourth quarter.

During the current quarter, the Company reclassified the current year credit loss expense for unfunded loan commitments from non-interest expense to provision for credit losses in the income statement. The Company believes reporting the credit loss expense on unfunded loan commitments together with credit loss expense on the loan portfolio is more appropriate than reporting credit loss expense on unfunded loan commitments as non-interest expense. The current quarter provision for credit loss benefit of $1.5 million included a provision for credit loss benefit of $1.5 million on the loan portfolio and a provision for credit loss benefit of $8 thousand on unfunded loan commitments.

The current quarter provision for credit loss benefit on loans was a decrease of $4.4 million from the prior quarter provision for credit loss expense of $2.9 million. The current year provision for credit loss expense on loans was $37.6 million and primarily attributable to provision for credit losses related to COVID-19 and an additional $4.8 million of provision for credit losses related to the SBAZ acquisition. The allowance for credit losses on loans (“ACL”) as a percentage of total loans outstanding at December 31, 2020 was 1.42 percent which remained unchanged compared to the prior quarter. Excluding the PPP loans, the ACL as percentage of loans was 1.55 percent compared to 1.62 percent in as of the prior quarter.

Credit Quality Trends and Provision for Credit Losses on the Loan Portfolio

(Dollars in thousands)	Provision for Credit Losses Loans	Net Charge-Offs	ACL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
Fourth quarter 2020	$(1,528)	$4,781	1.42%	0.20%	0.19%
Third quarter 2020	2,869	826	1.42%	0.15%	0.25%
Second quarter 2020	13,552	1,233	1.42%	0.22%	0.27%
First quarter 2020	22,744	813	1.49%	0.41%	0.26%
Fourth quarter 2019	—	1,045	1.31%	0.24%	0.27%
Third quarter 2019	—	3,519	1.32%	0.31%	0.40%
Second quarter 2019	—	732	1.46%	0.43%	0.41%
First quarter 2019	57	1,510	1.56%	0.44%	0.42%

Net charge-offs for the current quarter were $4.8 million compared to $826 thousand for the prior quarter and $1.0 million from the same quarter last year. The current quarter increase was primarily isolated to one credit relationship. The increase in the current quarter loan portfolio growth, composition, average loan size, credit quality considerations, economic forecasts and other environmental factors will continue to determine the level of the provision for credit losses.

PPP Loans

	December 31, 2020
(Dollars in thousands)	Number of PPP Loans	Amount of PPP Loans	Total Loans Receivable, Net of PPP Loans	PPP Loans (Amount) as a Percent of Total Loans Receivable, Net of PPP Loans
Residential real estate	—	$—	802,508	—%
Commercial real estate and other commercial
Real estate rental and leasing	896	37,285	3,484,537	1.07%
Accommodation and food services	1,200	108,273	657,770	16.46%
Healthcare	1,389	210,349	835,642	25.17%
Manufacturing	594	43,798	182,565	23.99%
Retail and wholesale trade	1,166	99,504	471,282	21.11%
Construction	1,607	128,101	758,308	16.89%
Other	4,532	281,863	2,071,435	13.61%
Home equity and other consumer	—	—	949,476	—%
Total	11,384	$909,173	10,213,523	8.90%

During the current year, the PPP loan originations generated $55.2 million of SBA processing fees, or an average of 3.75 percent, and $8.9 million of deferred compensation costs for total net deferred fees of $46.3 million. During the current quarter, the Company actively worked with its customers to submit applications to the SBA for PPP loan forgiveness which resulted in a decrease of $539 million, or 37 percent, of the PPP loans.

The Company recognized $38.2 million of interest income (including deferred fees and costs) from the PPP loans in 2020, which included $14.0 million acceleration of net deferred fees in interest income resulting from the SBA forgiveness of loans. Net deferred fees remaining on the balance of PPP loans at December 31, 2020 were $17.6 million, which will be recognized into interest income over the remaining life of the loans or when the loans are forgiven in whole or in part by the SBA.

COVID-19 Bank Loan Modifications

	December 31, 2020					September 30, 2020
(Dollars in thousands)	Total Loans Receivable, Net of PPP Loans	Amount of Unexpired Original Loan Modifications	Amount of Re-deferral Loan Modifications	Amount of Remaining Loan Modifications	Loan Modifications (Amount) as a Percent of Total Loans Receivable, Net of PPP Loans	Amount of Remaining Loan Modifications	Loan Modifications (Amount) as a Percent of Total Loans Receivable, Net of PPP Loans
Residential real estate	$802,508	4,322	—	4,322	0.54%	$28,571	3.31%
Commercial real estate and other commercial
Real estate rental and leasing	3,484,537	39,329	3,984	43,313	1.24%	206,838	6.15%
Accommodation and food services	657,770	8,151	13,903	22,054	3.35%	82,182	12.75%
Healthcare	835,642	1,043	88	1,131	0.14%	43,253	5.23%
Manufacturing	182,565	6,806	2,682	9,488	5.20%	18,559	9.61%
Retail and wholesale trade	471,282	2,655	—	2,655	0.56%	15,853	3.36%
Construction	758,308	927	—	927	0.12%	14,525	1.88%
Other	2,071,435	216	10,039	10,255	0.50%	50,588	2.44%
Home equity and other consumer	949,476	705	—	705	0.07%	5,767	0.60%
Total	$10,213,523	64,154	30,696	94,850	0.93%	$466,136	4.58%

In response to COVID-19, the Company modified 3,054 loans in the amount of $1.515 billion during the second quarter of 2020. These modifications were primarily short-term payment deferrals under six months. During the second half of 2020, the majority of the modified loan deferral periods expired, and the loans returned to regular payment status. As of December 31, 2020, $94.9 million of the modifications, or 93 basis points of the $10.214 billion of loans, net of the PPP loans, remain in the deferral period, a reduction of $371 million in the current quarter and a reduction of $1.420 billion from the $1.515 billion of the original loan modifications in the second quarter.

In addition to the Bank loan modifications presented above, the state of Montana created the Montana Loan Deferment Program for only Montana-based businesses and was implemented only in the third quarter. Cares Act Funds were used to provide interest payments upfront and directly to lenders on behalf of participating borrowers to convert existing commercial loans to interest only status, resulting in the deferral of principal and interest for a period of six to twelve months. None of the interest payments are required to be repaid by the borrowers, thus providing a grant to the borrowers. This program was unique to Montana, had minimal qualification requirements, and required that participating lenders modify eligible loans to conform to the program in order for borrowers to qualify for the grant. As of December 31, 2020, the Company had $278 million in eligible loans benefiting from this grant program, which was 2.8 percent of total loans receivable, net of PPP loans. Given the unique nature of the Montana only grant program, the $278 million was not included in the Bank loan modifications presented above.

COVID-19 Higher Risk Industries - Enhanced Monitoring

	December 31, 2020						September 30, 2020
(Dollars in thousands)	Enhanced Monitoring Total Loans Receivable, Net of PPP Loans	Percent of Total Loans Receivable, Net of PPP Loans	Amount of Unexpired Original Loan Modifications	Amount of Re-deferral Loan Modifications	Amount of Remaining Loan Modifications	Loan Modifications (Amount) as a Percent of Enhanced Monitoring Loans Receivable, Net of PPP Loans	Amount of Remaining Loan Modifications	Percent of Total Loans Receivable, Net of PPP Loans	Loan Modifications (Amount) as a Percent of Enhanced Monitoring Loans Receivable, Net of PPP Loans
Hotel and motel	$428,868	4.20%	6,074	7,958	14,032	3.27%	$50,770	4.15%	12.02%
Restaurant	154,055	1.51%	2,054	5,945	7,999	5.19%	19,152	1.37%	13.78%
Travel and tourism	22,018	0.22%	—	—	—	—%	5,002	0.19%	25.36%
Gaming	14,220	0.14%	—	—	—	—%	1,101	0.14%	7.59%
Oil and gas	23,158	0.23%	494	941	1,435	6.20%	1,474	0.22%	6.65%
Total	$642,319	6.29%	8,622	14,844	23,466	3.65%	$77,499	6.08%	12.54%

Excluding the PPP loans, the Company has $642 million, or 6 percent, of its total loan portfolio with direct exposure to industries for which it has identified as higher risk, requiring enhanced monitoring. As of December 31, 2020, $23.5 million, or 3.65 percent, of the loans in the higher risk industries have modifications which was a reduction of $54.0 million, or 70 percent, from the $77.5 million of modifications at the end of the prior quarter. The Company continues to conduct enhanced portfolio reviews and monitoring for potential credit deterioration.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

				$ Change from
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Deposits
Non-interest bearing deposits	$5,454,539	5,479,311	3,696,627	(24,772)	1,757,912
NOW and DDA accounts	3,698,559	3,300,152	2,645,404	398,407	1,053,155
Savings accounts	2,000,174	1,864,143	1,485,487	136,031	514,687
Money market deposit accounts	2,627,336	2,557,294	1,937,141	70,042	690,195
Certificate accounts	978,779	979,857	958,501	(1,078)	20,278
Core deposits, total	14,759,387	14,180,757	10,723,160	578,630	4,036,227
Wholesale deposits	38,142	119,131	53,297	(80,989)	(15,155)
Deposits, total	14,797,529	14,299,888	10,776,457	497,641	4,021,072
Repurchase agreements	1,004,583	965,668	569,824	38,915	434,759
Federal Home Loan Bank advances	—	7,318	38,611	(7,318)	(38,611)
Other borrowed funds	33,068	32,967	28,820	101	4,248
Subordinated debentures	139,959	139,918	139,914	41	45
Other liabilities	222,026	225,219	169,640	(3,193)	52,386
Total liabilities	$16,197,165	15,670,978	11,723,266	526,187	4,473,899

Core deposits of $14.759 billion as of December 31, 2020 increased $579 million, or 4 percent, from the prior quarter. Excluding the SBAZ acquisition, core deposits increased $3.433 billion, or 32 percent, from the prior year end, with non-interest bearing deposits increasing $1.616 billion, or 44 percent. The current year significant increase in deposits was attributable to a number of factors including the PPP loan proceeds deposited by customers and the increase in customer savings. Non-interest bearing deposits were 37 percent of total core deposits at December 31, 2020 compared to 39 percent of total core deposits at September 30, 2020 and 34 percent at December 31, 2019.

Wholesale deposits of $38.1 million at December 31, 2020 decreased $81.0 million, or 68 percent, from the prior quarter and decreased $15.2 million, or 28 percent, from the prior year end. The remaining wholesale deposits at December 31, 2020 had contractual maturities. Federal Home Loan Bank (“FHLB”) advances were paid off as of December 31, 2020 which resulted in a decrease of $7.3 million from the prior quarter and a decrease of $38.6 million from the prior year. The reduction in wholesale deposits and FHLB advances were the result of the significant increase in core deposits which funded loans and debt security growth. Wholesale deposits and FHLB advances will continue to fluctuate as necessary for balance sheet growth and to supplement liquidity needs of the Company.

Stockholders’ Equity Summary

				$ Change from
(Dollars in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Common equity	$2,163,951	2,123,991	1,920,507	39,960	243,444
Accumulated other comprehensive income	143,090	131,098	40,226	11,992	102,864
Total stockholders’ equity	2,307,041	2,255,089	1,960,733	51,952	346,308
Goodwill and core deposit intangible, net	(569,522)	(572,134)	(519,704)	2,612	(49,818)
Tangible stockholders’ equity	$1,737,519	1,682,955	1,441,029	54,564	296,490

Stockholders’ equity to total assets	12.47%	12.58%	14.33%
Tangible stockholders’ equity to total tangible assets	9.69%	9.70%	10.95%
Book value per common share	$24.18	23.63	21.25	0.55	2.93
Tangible book value per common share	$18.21	17.64	15.61	0.57	2.60

Tangible stockholders’ equity of $1.738 billion at December 31, 2020 increased $54.6 million, or 3 percent, from the prior quarter and was primarily the result of earnings retention and an increase in other comprehensive income. Tangible stockholders’ equity increased $296 million over the prior year, which was the result of $112 million of Company stock issued for the acquisitions of SBAZ and an increase in other comprehensive income and earnings retention. These increases more than offset the increase in goodwill and core deposit intangible associated with the acquisition. The current year decrease in both the stockholder’s equity to total assets ratio and the tangible stockholders’ equity to total tangible assets ratio was primarily the result of adding $909 million of PPP loans and $2.7 billion in debt securities. Tangible book value per common share of $18.21 at the current quarter end increased $0.57 per share from the prior quarter and increased $2.60 per share from a year ago.

Cash Dividends
On December 29, 2020, the Company’s Board of Directors declared a special cash dividend of $0.15 per share, the 17th special dividend the Company has declared. The special dividend was payable on January 19, 2021 to shareholders of record on January 8, 2021. On November 18, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.30 per share. The regular quarterly dividend was payable December 17, 2020 to shareholders of record on December 8, 2020. The dividend was the 143rd consecutive dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

S&P MidCap 400® Index
During the second quarter of 2020, S&P Dow Jones Indices selected the Company to transition from the S&P SmallCap 600® to the S&P MidCap 400®. S&P MidCap 400® index consists of 400 companies that are chosen with regard to market capitalization, liquidity and industry representations.

Operating Results for Three Months Ended December 31, 2020
Compared to September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019

Income Summary

	Three Months ended
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
Net interest income
Interest income	$171,308	157,487	155,404	142,865	145,281
Interest expense	5,550	6,084	7,185	8,496	8,833
Total net interest income	165,758	151,403	148,219	134,369	136,448
Non-interest income
Service charges and other fees	13,713	13,404	11,366	14,020	14,756
Miscellaneous loan fees and charges	2,293	2,084	1,682	1,285	1,379
Gain on sale of loans	26,214	35,516	25,858	11,862	10,135
Gain on sale of investments	124	24	128	863	257
Other income	2,360	2,639	2,190	5,242	1,890
Total non-interest income	44,704	53,667	41,224	33,272	28,417
Total income	210,462	205,070	189,443	167,641	164,865
Net interest margin (tax-equivalent)	4.03%	3.92%	4.12%	4.36%	4.45%

		$ Change from
(Dollars in thousands)		Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
Net interest income
Interest income		$13,821	15,904	28,443	26,027
Interest expense		(534)	(1,635)	(2,946)	(3,283)
Total net interest income		14,355	17,539	31,389	29,310
Non-interest income
Service charges and other fees		309	2,347	(307)	(1,043)
Miscellaneous loan fees and charges		209	611	1,008	914
Gain on sale of loans		(9,302)	356	14,352	16,079
Gain on sale of investments		100	(4)	(739)	(133)
Other income		(279)	170	(2,882)	470
Total non-interest income		(8,963)	3,480	11,432	16,287
Total income		$5,392	21,019	42,821	45,597

Net Interest Income
The current quarter net interest income of $166 million increased $14.4 million, or 9 percent, over the prior quarter and increased $29.3 million, or 21 percent, from the prior year fourth quarter. The current quarter interest income of $171 million increased $13.8 million, or 9 percent, compared to the prior quarter and increased $26.0 million, or 18 percent, over the prior year fourth quarter. These increases include increased income from commercial loans (primarily from the PPP loans) and increased income on debt securities. The interest income (which included deferred fees and deferred costs) from the PPP loans was $21.5 million in the current quarter and $9.3 million in the prior quarter.

The current quarter interest expense of $5.6 million decreased $534 thousand, or 9 percent, over the prior quarter and decreased $3.3 million, or 37 percent, over the prior year fourth quarter primarily as result of a decrease in deposit rates and borrowing interest rates. During the current quarter, the total cost of funding (including non-interest bearing deposits) declined 2 basis points to 14 basis points compared to 16 basis points for the prior quarter primarily as a result of a decrease in rates on both deposits and borrowings. The total cost of funding decreased 16 basis points from the prior year fourth quarter and was attributable to a decrease in rates and a shift from higher cost borrowings to low cost deposits.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 4.03 percent compared to 3.92 percent in the prior quarter. The core net interest margin, excluding 3 basis points of discount accretion and 24 basis points increase from the PPP loans, was 3.76 percent compared to 4.02 in the prior quarter and 4.33 percent in the prior year fourth quarter. The core net interest margin decreased 11 basis points in the current quarter and decreased 57 basis points from the prior year fourth quarter due to a decrease in earning asset yields that outpaced the decrease in the total cost of funding along with a shift in the earning asset mix from higher yielding loans to lower yielding debt securities.

Non-interest Income
Non-interest income for the current quarter totaled $44.7 million which was a decrease of $9.0 million, or 17 percent, over the prior quarter and an increase of $16.3 million, or 57 percent, over the same quarter last year. Service charges and other fees decreased $1.0 million from the prior year fourth quarter due to the decreased overdraft activity. Gain on the sale of loans of $26.2 million for the current quarter decreased $9.3 million, or 26 percent, compared to the prior quarter as a result of seasonal decreases, although remained at elevated levels as a result of the current low interest rate environment. Gain on sale of loans increased $16.1 million, or 159 percent, from the prior year fourth quarter due to the significant increase in purchase and refinance activity driven by the decrease in interest rates.

Non-interest Expense Summary

	Three Months ended
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
Compensation and employee benefits	$70,540	64,866	57,981	59,660	55,543
Occupancy and equipment	9,728	9,369	9,357	9,219	9,149
Advertising and promotions	2,797	2,779	2,138	2,487	2,747
Data processing	5,211	5,597	5,042	5,282	4,972
Other real estate owned	550	186	75	112	609
Regulatory assessments and insurance	1,034	1,495	1,037	1,090	45
Core deposit intangibles amortization	2,612	2,612	2,613	2,533	2,566
Other expenses	18,715	16,469	16,521	15,104	19,621
Total non-interest expense	$111,187	103,373	94,764	95,487	95,252

		$ Change from
(Dollars in thousands)		Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
Compensation and employee benefits		$5,674	12,559	10,880	14,997
Occupancy and equipment		359	371	509	579
Advertising and promotions		18	659	310	50
Data processing		(386)	169	(71)	239
Other real estate owned		364	475	438	(59)
Regulatory assessments and insurance		(461)	(3)	(56)	989
Core deposit intangibles amortization		—	(1)	79	46
Other expenses		2,246	2,194	3,611	(906)
Total non-interest expense		$7,814	16,423	15,700	15,935

Total non-interest expense of $111 million for the current quarter increased $7.8 million, or 8 percent, over the prior quarter and increased $16.0 million, or 17 percent, over the prior year fourth quarter. Compensation and employee benefits increased by $5.7 million, or 9 percent, from the prior quarter which was primarily driven by the increase in accrued expenses for employee benefits due to strong financial performance. Compensation and employee benefits increased $15.0 million, or 27 percent, from the prior year fourth quarter primarily due to an increased number of employees driven by acquisitions and organic growth, increased real estate commissions and increased performance-related compensation. Occupancy and equipment expense increased $579 thousand, or 6 percent, over the prior year fourth quarter primarily as a result of increased costs from acquisitions. Regulatory assessment and insurance decreased $461 thousand from the prior quarter primarily due to an accrual adjustment in the current quarter for waiver of the State of Montana regulatory semi-annual assessment for the second half of 2020. Regulatory assessment and insurance increased $989 thousand from the prior year fourth quarter primarily due to $1.3 million in Small Bank Assessment credits applied in the prior year fourth quarter which more than offset the decrease in the current quarter waiver from the State of Montana assessment.

Other expenses of $18.7 million, increased $2.2 million, or 14 percent, from the prior quarter and decreased $906 thousand, or 5 percent, from the prior year fourth quarter. Current quarter other expenses included acquisition-related expenses of $501 thousand compared to $793 thousand in the prior quarter and $4.4 million in the prior year fourth quarter.

Federal and State Income Tax Expense
Tax expense during the fourth quarter of 2020 was $19.0 million, an increase of $196 thousand, or 1 percent, compared to the prior quarter and an increase of $6.7 million, or 55 percent, from the prior year fourth quarter. The effective tax rate in the current and prior quarter was 19 percent compared to 18 percent in the prior year fourth quarter.

Efficiency Ratio
The efficiency ratio was 50.34 percent in the current quarter and 48.05 percent in the prior quarter. Excluding the impact from the PPP loans, the efficiency ratio would have been 55.96 percent in the current quarter, which was a 545 basis points increase from the prior quarter efficiency ratio of 50.51 percent and was the result of the decrease in gain on sale of loans and the increase in non-interest expense during the current quarter. Excluding the current year impact from the PPP loans, the current quarter efficiency ratio of 55.96 was an increase of 106 basis points the prior year fourth quarter efficiency ratio of 54.90 and was primarily the result of the increase in compensation costs that outpaced the increase in gain on sale of loans and net interest income.

Operating Results for Year Ended December 31, 2020
Compared to December 31, 2019

Income Summary

	Year ended
(Dollars in thousands)	Dec 31, 2020	Dec 31, 2019	$ Change	% Change
Net interest income
Interest income	$627,064	$546,177	$80,887	15%
Interest expense	27,315	42,773	(15,458)	(36)%
Total net interest income	599,749	503,404	96,345	19%
Non-interest income
Service charges and other fees	52,503	67,934	(15,431)	(23)%
Miscellaneous loan fees and charges	7,344	5,313	2,031	38%
Gain on sale of loans	99,450	34,064	65,386	192%
Gain on sale of investments	1,139	14,415	(13,276)	(92)%
Other income	12,431	9,048	3,383	37%
Total non-interest income	172,867	130,774	42,093	32%
Total Income	$772,616	$634,178	$138,438	22%
Net interest margin (tax-equivalent)	4.09%	4.39%

Net Interest Income
Net-interest income of $600 million for 2020 increased $96.3 million, or 19 percent, over 2019. Interest income of $627 million for the current year increased $80.9 million, or 15 percent, from the prior year and was primarily attributable to a $67.4 million increase in income from commercial loans, including $38.2 million from the PPP loans. Additionally, interest income on debt securities increased $14.1 million, or 17 percent, over the prior year which resulted from the increased volume of debt securities. Interest expense of $27.3 million for 2020 decreased $15.5 million, or 36 percent over the prior year primarily as a result of decreased higher cost FHLB advances combined with the decrease in the cost of deposits and borrowings. The total funding cost (including non-interest bearing deposits) for 2020 was 19 basis points, which decreased 20 basis points compared to 39 basis points in 2019.

The net interest margin as a percentage of earning assets, on a tax-equivalent basis, during 2020 was 4.09 percent, a 30 basis points decrease from the net interest margin of 4.39 percent for 2019. The core net interest margin, excluding 3 basis points of discount accretion, 1 basis point of non-accrual interest was 4.05 compared to a core margin of 4.30 percent in the prior year. Although the Company was successful in reducing the total cost of funding, it was not enough to outpace the decrease in yields on loans and debt securities driven by the current interest rate environment and the shift in the earning asset mix to lower yielding debt securities. For the year, the 24 basis points increase in the fourth quarter net interest margin from the PPP loans offset the combined 24 basis points decrease in the net interest margin from the PPP loans that occurred in the second and third quarters of the current year.

Non-interest Income
Non-interest income of $173 million for 2020 increased $42.1 million, or 32 percent, over last year. Service charges and other fees of $52.5 million for 2020 decreased $15.4 million, or 23 percent, from prior year as a result of a decrease in overdraft activity and the impact of the Durbin Amendment which outpaced the additional fees from increased customer accounts. As of July 1, 2019, the Company became subject to the Durbin Amendment which established limits on the amount of interchange fees that can be charged to merchants for debit card processing. Miscellaneous loan fees increased $2.0 million, or 38 percent, driven by increased activity primarily in residential real estate. Gain on the sale of loans of $99.5 million for 2020, increased $65.4 million, or 192 percent, compared to the prior year as a result of a significant increase in purchase and refinance activity driven by the decrease in interest rates. Other income increased $3.4 million from the prior year and was primarily the result of a gain of $2.4 million on the sale of a former branch building in the first quarter of 2020.

During the prior year third quarter, the Company terminated $260 million notional pay-fixed interest rate swaps and corresponding debt along with the sale of $308 million of available-for-sale debt securities. Sale of the investment securities resulted in a gain of $13.8 million in the prior year third quarter. Offsetting the gain was a $10 million loss recognized on the early termination of the interest swaps and a $3.5 million write-off of deferred prepayment penalties on FHLB borrowings.

Non-interest Expense Summary

	Year ended
(Dollars in thousands)	Dec 31, 2020	Dec 31, 2019	$ Change	% Change
Compensation and employee benefits	$253,047	$222,753	$30,294	14%
Occupancy and equipment	37,673	34,497	3,176	9%
Advertising and promotions	10,201	10,621	(420)	(4)%
Data processing	21,132	17,392	3,740	22%
Other real estate owned	923	1,105	(182)	(16)%
Regulatory assessments and insurance	4,656	3,771	885	23%
Loss on termination of hedging activities	—	13,528	(13,528)	(100)%
Core deposit intangibles amortization	10,370	8,485	1,885	22%
Other expenses	66,809	62,775	4,034	6%
Total non-interest expense	$404,811	$374,927	$29,884	8%

Total non-interest expense of $405 million for 2020 increased $29.9 million, or 8 percent, over the prior year. Compensation and employee benefits for 2020 increased $30.3 million, or 14 percent, from last year due to the increased number of employees from acquisitions and organic growth, increased real estate commissions, increased performance-related compensation and annual salary increases which more than offset the $8.9 million deferral of compensation cost from the PPP loans in the current year and the $5.4 million of stock compensation expense in the prior year from the Heritage Bancorp acquisition. Occupancy and equipment expense for current year increased $3.2 million, or 9 percent from the prior year primarily from increased cost from acquisitions. Data processing expense for the current year increased $3.7 million, or 22 percent, from the prior year as a result of the increased costs from acquisitions along with increased investment in technology infrastructure. Regulatory assessment and insurance for the current year increased $885 thousand from the prior quarter primarily due to $2.5 million in Small Bank Assessment credits applied in 2019 that more than offset the $530 thousand in Small Bank credits applied in 2020 and the current year waiver of the State of Montana regulatory assessment. Other expenses of $66.8 million, increased $4.0 million, or 6 percent, from the prior year, including $1.9 million for third party consulting regarding improvements in technology, product and service offerings. Acquisition-related expenses were $7.8 million in the current year compared to $8.5 million in the prior year.

The prior year $13.5 million loss on termination of hedging activities included a $3.5 million write-off of the remaining unamortized deferred prepayment penalties on FHLB debt and a $10 million loss on the termination of pay-fixed interest rate swaps with notional amount of $260 million in the prior year third quarter.

Provision for Credit Losses
The provision for credit losses was $39.8 million for 2020, including provision for credit losses of $37.6 million on the loan portfolio and $2.1 million of provision for credit losses on unfunded loan commitments. The provision for credit losses of $37.6 million on the loan portfolio in the current year increased $37.6 million over the $57 thousand prior year provision for credit losses on the loan portfolio which was primarily attributable to changes in the economic forecast related to COVID-19. Net charge-offs during the current year were $7.6 million compared to $6.8 million during the prior year.

Federal and State Income Tax Expense
Tax expense of $61.6 million in 2020 increased $13.0 million, or 27 percent, over the prior year same period. The effective tax rate for each year was 19 percent.

Efficiency Ratio
The efficiency ratio was 49.97 percent for 2020. Excluding the impact from the PPP loans, the efficiency ratio would have been 53.70 percent. The prior year efficiency ratio was 57.78 and excluding the impact from the termination of the cash flow hedges and the accelerated stock compensation expense, the efficiency ratio would have been 54.79 percent. Excluding these adjustments, the current year efficiency ratio decreased 109 basis points from the prior year efficiency ratio which was driven primarily by the combined increased on gain on sale of loans and the increased net interest income that more than offset the decrease in service fee income from the Durbin Amendment and increased compensation expense.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;
•changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System or the Federal Reserve Board, which could adversely affect the Company’s net interest income and profitability;
•changes in the cost and scope of insurance from the Federal Deposit Insurance Corporation and other third parties;
•legislative or regulatory changes, such as the recently adopted CARES Act addressing the economic effects of the COVID-19 pandemic, as well as increased banking and consumer protection regulation that adversely affect the Company’s business, both generally and as a result of the Company exceeding $10 billion in total consolidated assets;
•ability to complete pending or prospective future acquisitions;
•costs or difficulties related to the completion and integration of acquisitions;
•the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;
•reduced demand for banking products and services;
•the reputation of banks and the financial services industry could deteriorate, which could adversely affect the Company's ability to obtain and maintain customers;
•competition among financial institutions in the Company's markets may increase significantly;
•the risks presented by continued public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;
•the projected business and profitability of an expansion or the opening of a new branch could be lower than expected;
•consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;
•dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank divisions;
•material failure, potential interruption or breach in security of the Company’s systems and technological changes which could expose us to new risks (e.g., cybersecurity), fraud or system failures;
•natural disasters, including fires, floods, earthquakes, and other unexpected events;
•the Company’s success in managing risks involved in the foregoing; and
•the effects of any reputational damage to the Company resulting from any of the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, January 29, 2021. The conference call will be accessible by telephone and webcast. Interested individuals are invited to listen to the call by dialing 877-561-2748 and conference ID 6941139. To participate on the webcast, log on to: https://edge.media-server.com/mmc/p/ghaqi5ja. If you are unable to participate during the live webcast, the call will be archived on our website, www.glacierbancorp.com, or by calling 855-859-2056 with the ID 6941139 by February 12, 2021.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. (NASDAQ:GBCI), a member of the Russell 2000® and the S&P MidCap 400® indices, is the parent company for Glacier Bank and its Bank divisions: Bank of the San Juans (Durango, CO), Citizens

Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank of Wyoming (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Glacier Bank (Kalispell, MT), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), North Cascades Bank (Chelan, WA), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), and Western Security Bank (Billings, MT).

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
Assets
Cash on hand and in banks	$227,108	249,245	198,639
Federal funds sold	—	590	—
Interest bearing cash deposits	406,034	520,044	132,322
Cash and cash equivalents	633,142	769,879	330,961
Debt securities, available-for-sale	5,337,814	4,125,548	2,575,252
Debt securities, held-to-maturity	189,836	193,509	224,611
Total debt securities	5,527,650	4,319,057	2,799,863
Loans held for sale, at fair value	166,572	147,937	69,194
Loans receivable	11,122,696	11,618,731	9,512,810
Allowance for credit losses	(158,243)	(164,552)	(124,490)
Loans receivable, net	10,964,453	11,454,179	9,388,320
Premises and equipment, net	325,335	326,925	310,309
Other real estate owned	1,744	5,361	5,142
Accrued interest receivable	75,497	91,393	56,047
Deferred tax asset	—	—	2,037
Core deposit intangible, net	55,509	58,121	63,286
Goodwill	514,013	514,013	456,418
Non-marketable equity securities	10,023	10,366	11,623
Bank-owned life insurance	123,763	123,095	109,428
Other assets	106,505	105,741	81,371
Total assets	$18,504,206	17,926,067	13,683,999
Liabilities
Non-interest bearing deposits	$5,454,539	5,479,311	3,696,627
Interest bearing deposits	9,342,990	8,820,577	7,079,830
Securities sold under agreements to repurchase	1,004,583	965,668	569,824
FHLB advances	—	7,318	38,611
Other borrowed funds	33,068	32,967	28,820
Subordinated debentures	139,959	139,918	139,914
Accrued interest payable	3,305	3,951	4,686
Deferred tax liability	23,860	17,227	—
Other liabilities	194,861	204,041	164,954
Total liabilities	16,197,165	15,670,978	11,723,266
Commitments and Contingent Liabilities
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	954	954	923
Paid-in capital	1,495,053	1,493,928	1,378,534
Retained earnings - substantially restricted	667,944	629,109	541,050
Accumulated other comprehensive income	143,090	131,098	40,226
Total stockholders’ equity	2,307,041	2,255,089	1,960,733
Total liabilities and stockholders’ equity	$18,504,206	17,926,067	13,683,999

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended			Year ended
(Dollars in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Interest Income
Debt securities	$27,388	25,381	20,904	99,616	85,504
Residential real estate loans	11,176	11,592	12,554	46,392	46,899
Commercial loans	121,956	109,514	100,301	436,497	369,107
Consumer and other loans	10,788	11,000	11,522	44,559	44,667
Total interest income	171,308	157,487	145,281	627,064	546,177
Interest Expense
Deposits	3,500	3,952	6,101	17,620	23,280
Securities sold under agreements to repurchase	818	886	1,007	3,601	3,694
Federal Home Loan Bank advances	49	70	86	733	9,023
Other borrowed funds	173	173	92	646	215
Subordinated debentures	1,010	1,003	1,547	4,715	6,561
Total interest expense	5,550	6,084	8,833	27,315	42,773
Net Interest Income	165,758	151,403	136,448	599,749	503,404
Provision for credit losses	(1,535)	5,186	—	39,765	57
Net interest income after provision for credit losses	167,293	146,217	136,448	559,984	503,347
Non-Interest Income
Service charges and other fees	13,713	13,404	14,756	52,503	67,934
Miscellaneous loan fees and charges	2,293	2,084	1,379	7,344	5,313
Gain on sale of loans	26,214	35,516	10,135	99,450	34,064
Gain on sale of debt securities	124	24	257	1,139	14,415
Other income	2,360	2,639	1,890	12,431	9,048
Total non-interest income	44,704	53,667	28,417	172,867	130,774
Non-Interest Expense
Compensation and employee benefits	70,540	64,866	55,543	253,047	222,753
Occupancy and equipment	9,728	9,369	9,149	37,673	34,497
Advertising and promotions	2,797	2,779	2,747	10,201	10,621
Data processing	5,211	5,597	4,972	21,132	17,392
Other real estate owned	550	186	609	923	1,105
Regulatory assessments and insurance	1,034	1,495	45	4,656	3,771
Loss on termination of hedging activities	—	—	—	—	13,528
Core deposit intangibles amortization	2,612	2,612	2,566	10,370	8,485
Other expenses	18,715	16,469	19,621	66,809	62,775
Total non-interest expense	111,187	103,373	95,252	404,811	374,927
Income Before Income Taxes	100,810	96,511	69,613	328,040	259,194
Federal and state income tax expense	18,950	18,754	12,203	61,640	48,650
Net Income	$81,860	77,757	57,410	266,400	210,544

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	December 31, 2020			September 30, 2020
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$984,942	$11,176	4.54%	$1,010,503	$11,592	4.59%
Commercial loans [1]	9,535,228	123,327	5.15%	9,636,631	110,847	4.58%
Consumer and other loans	951,379	10,788	4.51%	957,284	11,000	4.57%
Total loans [2]	11,471,549	145,291	5.04%	11,604,418	133,439	4.57%
Tax-exempt investment securities [2]	1,511,725	14,659	3.88%	1,379,577	13,885	4.03%
Taxable investment securities [4]	3,838,896	15,957	1.66%	2,809,545	14,568	2.07%
Total earning assets	16,822,170	175,907	4.16%	15,793,540	161,892	4.08%
Goodwill and intangibles	570,771			572,759
Non-earning assets	853,518			794,165
Total assets	$18,246,459			$17,160,464
Liabilities
Non-interest bearing deposits	$5,498,744	$—	—%	$5,171,984	$—	—%
NOW and DDA accounts	3,460,923	607	0.07%	3,218,536	642	0.08%
Savings accounts	1,935,476	162	0.03%	1,804,438	166	0.04%
Money market deposit accounts	2,635,653	1,052	0.16%	2,453,659	1,161	0.19%
Certificate accounts	984,100	1,629	0.66%	981,385	1,936	0.78%
Total core deposits	14,514,896	3,450	0.09%	13,630,002	3,905	0.11%
Wholesale deposits [5]	100,329	50	0.20%	86,852	47	0.22%
FHLB advances	6,540	49	2.93%	21,273	70	1.30%
Repurchase agreements and other borrowed funds	1,142,199	2,001	0.70%	1,049,002	2,062	0.78%
Total funding liabilities	15,763,964	5,550	0.14%	14,787,129	6,084	0.16%
Other liabilities	199,771			120,294
Total liabilities	15,963,735			14,907,423
Stockholders’ Equity
Common stock	954			954
Paid-in capital	1,494,422			1,493,353
Retained earnings	657,906			622,099
Accumulated other comprehensive income	129,442			136,635
Total stockholders’ equity	2,282,724			2,253,041
Total liabilities and stockholders’ equity	$18,246,459			$17,160,464
Net interest income (tax-equivalent)		$170,357			$155,808
Net interest spread (tax-equivalent)			4.02%			3.92%
Net interest margin (tax-equivalent)			4.03%			3.92%
______________________________
1 Includes tax effect of $1.4 million and $1.3 million on tax-exempt municipal loan and lease income for the three months ended December 31, 2020 and September 30, 2020, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $3.0 million and $2.8 million on tax-exempt debt securities income for the three months ended December 31, 2020 and September 30, 2020, respectively.
4 Includes tax effect of $266 thousand and $266 thousand on federal income tax credits for the three months ended December 31, 2020 and September 30, 2020, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Three Months ended
	December 31, 2020			December 31, 2019
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$984,942	$11,176	4.54%	$1,010,174	$12,554	4.97%
Commercial loans [1]	9,535,228	123,327	5.15%	7,617,702	101,619	5.29%
Consumer and other loans	951,379	10,788	4.51%	911,942	11,522	5.01%
Total loans [2]	11,471,549	145,291	5.04%	9,539,818	125,695	5.23%
Tax-exempt debt securities [3]	1,511,725	14,659	3.88%	853,524	8,983	4.21%
Taxable debt securities [4]	3,838,896	15,957	1.66%	2,064,755	14,033	2.72%
Total earning assets	16,822,170	175,907	4.16%	12,458,097	148,711	4.74%
Goodwill and intangibles	570,771			521,405
Non-earning assets	853,518			667,505
Total assets	$18,246,459			$13,647,007
Liabilities
Non-interest bearing deposits	$5,498,744	$—	—%	$3,741,622	$—	—%
NOW and DDA accounts	3,460,923	607	0.07%	2,596,029	1,159	0.18%
Savings accounts	1,935,476	162	0.03%	1,486,387	265	0.07%
Money market deposit accounts	2,635,653	1,052	0.16%	1,947,102	1,710	0.35%
Certificate accounts	984,100	1,629	0.66%	958,133	2,609	1.08%
Total core deposits	14,514,896	3,450	0.09%	10,729,273	5,743	0.21%
Wholesale deposits [5]	100,329	50	0.20%	72,539	358	1.96%
FHLB advances	6,540	49	2.93%	15,601	86	2.18%
Repurchase agreements and other borrowed funds	1,142,199	2,001	0.70%	703,391	2,646	1.49%
Total funding liabilities	15,763,964	5,550	0.14%	11,520,804	8,833	0.30%
Other liabilities	199,771			164,285
Total liabilities	15,963,735			11,685,089
Stockholders’ Equity
Common stock	954			922
Paid-in capital	1,494,422			1,377,013
Retained earnings	657,906			538,620
Accumulated other comprehensive income	129,442			45,363
Total stockholders’ equity	2,282,724			1,961,918
Total liabilities and stockholders’ equity	$18,246,459			$13,647,007
Net interest income (tax-equivalent)		$170,357			$139,878
Net interest spread (tax-equivalent)			4.02%			4.44%
Net interest margin (tax-equivalent)			4.03%			4.45%
______________________________
1 Includes tax effect of $1.4 million and $1.3 million on tax-exempt municipal loan and lease income for the three months ended December 31, 2020 and 2019, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $3.0 million and $1.8 million on tax-exempt debt securities income for the three months ended December 31, 2020 and 2019, respectively.
4 Includes tax effect of $266 thousand and $276 thousand on federal income tax credits for the three months ended December 31, 2020 and 2019, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Average Balance Sheets (continued)

	Year ended
	December 31, 2020			December 31, 2019
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$1,006,001	$46,392	4.61%	$965,553	$46,899	4.86%
Commercial loans [1]	9,057,210	441,762	4.88%	7,084,753	373,888	5.28%
Consumer and other loans	948,379	44,559	4.70%	881,726	44,667	5.07%
Total loans [2]	11,011,590	532,713	4.84%	8,932,032	465,454	5.21%
Tax-exempt debt securities [3]	1,306,640	52,201	4.00%	917,454	38,195	4.16%
Taxable debt securities [4]	2,746,855	59,027	2.15%	1,935,215	56,258	2.91%
Total earning assets	15,065,085	643,941	4.27%	11,784,701	559,907	4.75%
Goodwill and intangibles	564,603			410,561
Non-earning assets	784,075			611,788
Total assets	$16,413,763			$12,807,050
Liabilities
Non-interest bearing deposits	$4,772,386	$—	—%	$3,323,641	$—	—%
NOW and DDA accounts	3,094,675	2,849	0.09%	2,447,037	4,196	0.17%
Savings accounts	1,737,272	742	0.04%	1,420,682	1,022	0.07%
Money market deposit accounts	2,356,508	5,077	0.22%	1,787,149	5,385	0.30%
Certificate accounts	986,126	8,568	0.87%	923,840	9,257	1.00%
Total core deposits	12,946,967	17,236	0.13%	9,902,349	19,860	0.20%
Wholesale deposits [5]	78,283	384	0.49%	137,442	3,420	2.49%
FHLB advances	79,277	733	0.91%	265,712	9,023	3.35%
Repurchase agreements and other borrowed funds	955,205	8,962	0.94%	625,242	10,470	1.67%
Total funding liabilities	14,059,732	27,315	0.19%	10,930,745	42,773	0.39%
Other liabilities	162,079			123,002
Total liabilities	14,221,811			11,053,747
Stockholders’ Equity
Common stock	949			883
Paid-in capital	1,474,359			1,208,772
Retained earnings	604,796			510,601
Accumulated other comprehensive income	111,848			33,047
Total stockholders’ equity	2,191,952			1,753,303
Total liabilities and stockholders’ equity	$16,413,763			$12,807,050
Net interest income (tax-equivalent)		$616,626			$517,134
Net interest spread (tax-equivalent)			4.08%			4.36%
Net interest margin (tax-equivalent)			4.09%			4.39%
______________________________
1 Includes tax effect of $5.3 million and $4.8 million on tax-exempt municipal loan and lease income for the year ended December 31, 2020 and 2019, respectively.
2 Total loans are gross of the allowance for credit losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.
3 Includes tax effect of $10.5 million and $7.8 million on tax-exempt debt securities income for the year ended December 31, 2020 and 2019, respectively.
4 Includes tax effect of $1.1 million and $1.1 million on federal income tax credits for the year ended December 31, 2020 and 2019, respectively.
5 Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change from
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Custom and owner occupied construction	$157,529	$166,195	$143,479	(5)%	10%
Pre-sold and spec construction	148,845	157,242	180,539	(5)%	(18)%
Total residential construction	306,374	323,437	324,018	(5)%	(5)%
Land development	102,930	96,814	101,592	6%	1%
Consumer land or lots	123,747	122,019	125,759	1%	(2)%
Unimproved land	59,500	64,770	62,563	(8)%	(5)%
Developed lots for operative builders	30,449	30,871	17,390	(1)%	75%
Commercial lots	60,499	62,445	46,408	(3)%	30%
Other construction	555,375	537,105	478,368	3%	16%
Total land, lot, and other construction	932,500	914,024	832,080	2%	12%
Owner occupied	1,945,686	1,889,512	1,667,526	3%	17%
Non-owner occupied	2,290,512	2,259,062	2,017,375	1%	14%
Total commercial real estate	4,236,198	4,148,574	3,684,901	2%	15%
Commercial and industrial	1,850,197	2,308,710	991,580	(20)%	87%
Agriculture	721,490	747,145	701,363	(3)%	3%
1st lien	1,228,867	1,256,111	1,186,889	(2)%	4%
Junior lien	41,641	43,355	53,571	(4)%	(22)%
Total 1-4 family	1,270,508	1,299,466	1,240,460	(2)%	2%
Multifamily residential	391,895	359,030	342,498	9%	14%
Home equity lines of credit	657,626	651,546	617,900	1%	6%
Other consumer	190,186	191,761	174,643	(1)%	9%
Total consumer	847,812	843,307	792,543	1%	7%
States and political subdivisions	575,647	617,624	533,023	(7)%	8%
Other	156,647	205,351	139,538	(24)%	12%
Total loans receivable, including loans held for sale	11,289,268	11,766,668	9,582,004	(4)%	18%
Less loans held for sale [1]	(166,572)	(147,937)	(69,194)	13%	141%
Total loans receivable	$11,122,696	$11,618,731	$9,512,810	(4)%	17%
______________________________
1 Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type			Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2020	Dec 31, 2020
Custom and owner occupied construction	$247	249	185	247	—	—
Pre-sold and spec construction	—	—	743	—	—	—
Total residential construction	247	249	928	247	—	—
Land development	342	450	852	93	—	249
Consumer land or lots	201	223	330	74	—	127
Unimproved land	294	417	1,181	214	34	46
Commercial lots	368	682	529	—	—	368
Total land, lot and other construction	1,205	1,772	2,892	381	34	790
Owner occupied	6,725	9,077	4,608	6,605	—	120
Non-owner occupied	4,796	4,879	8,229	4,607	189	—
Total commercial real estate	11,521	13,956	12,837	11,212	189	120
Commercial and industrial	6,689	8,571	5,297	5,982	152	555
Agriculture	6,313	8,972	2,288	6,164	149	—
1st lien	5,353	6,559	8,671	4,419	934	—
Junior lien	301	986	569	301	—	—
Total 1-4 family	5,654	7,545	9,240	4,720	934	—
Multifamily residential	—	—	201	—	—	—
Home equity lines of credit	2,939	2,903	2,618	2,531	135	273
Other consumer	572	407	837	466	100	6
Total consumer	3,511	3,310	3,455	2,997	235	279
Other	293	288	299	261	32	—
Total	$35,433	44,663	37,437	31,964	1,725	1,744

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type			% Change from
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Sep 30, 2020	Dec 31, 2019
Custom and owner occupied construction	$788	$448	$637	76%	24%
Pre-sold and spec construction	—	—	148	n/m	(100)%
Total residential construction	788	448	785	76%	—%
Land development	202	—	—	n/m	n/m
Consumer land or lots	71	220	672	(68)%	(89)%
Unimproved land	357	381	558	(6)%	(36)%
Developed lots for operative builders	306	—	2	n/m	15,200%
Total land, lot and other construction	936	601	1,232	56%	(24)%
Owner occupied	3,432	3,163	3,052	9%	12%
Non-owner occupied	149	1,157	1,834	(87)%	(92)%
Total commercial real estate	3,581	4,320	4,886	(17)%	(27)%
Commercial and industrial	1,814	2,354	2,036	(23)%	(11)%
Agriculture	1,553	2,795	4,298	(44)%	(64)%
1st lien	6,677	2,589	4,711	158%	42%
Junior lien	55	738	624	(93)%	(91)%
Total 1-4 family	6,732	3,327	5,335	102%	26%
Home equity lines of credit	2,840	2,200	2,352	29%	21%
Other consumer	1,054	789	1,187	34%	(11)%
Total consumer	3,894	2,989	3,539	30%	10%
States and political subdivisions	2,358	—	—	n/m	n/m
Other	1,065	797	1,081	34%	(1)%
Total	$22,721	$17,631	$23,192	29%	(2)%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type			Charge-Offs	Recoveries
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2020
Custom and owner occupied construction	$(9)	(9)	98	—	9
Pre-sold and spec construction	(24)	(19)	(18)	—	24
Total residential construction	(33)	(28)	80	—	33
Land development	(106)	(63)	(30)	—	106
Consumer land or lots	(221)	(217)	(138)	7	228
Unimproved land	(489)	(489)	(311)	—	489
Developed lots for operative builders	—	—	(18)	—	—
Commercial lots	(55)	(5)	(6)	22	77
Other construction	—	—	(142)	—	—
Total land, lot and other construction	(871)	(774)	(645)	29	900
Owner occupied	(168)	(82)	(479)	57	225
Non-owner occupied	3,030	246	2,015	3,086	56
Total commercial real estate	2,862	164	1,536	3,143	281
Commercial and industrial	1,533	740	1,472	2,278	745
Agriculture	337	309	21	345	8
1st lien	69	(27)	(12)	127	58
Junior lien	(211)	(169)	(303)	27	238
Total 1-4 family	(142)	(196)	(315)	154	296
Multifamily residential	(244)	(244)	—	—	244
Home equity lines of credit	101	79	19	350	249
Other consumer	307	233	603	604	297
Total consumer	408	312	622	954	546
Other	3,803	2,589	4,035	6,905	3,102
Total	$7,653	2,872	6,806	13,808	6,155

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